Short-Term Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$4,809
Class B	$46
Class C	$116
Class F	$270
Total	$5,241
Class 529-A	$146
Class 529-B	$4
Class 529-C	$19
Class 529-E	$5
Class 529-F	$12
Class R-1	$30
Class R-2	$6
Class R-3	$21
Class R-4	$1
Class R-5	$99
Total	$5,584

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4063
Class B	$0.3041
Class C	$0.2981
Class F	$0.3605
Class 529-A	$0.3548
Class 529-B	$0.2933
Class 529-C	$0.2931
Class 529-E	$0.3063
Class 529-F	$0.3629
Class R-1	$0.2537
Class R-2	$0.2705
Class R-3	$0.3083
Class R-4	$0.2958
Class R-5	$0.3102

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	23,915
Class B	466
Class C	831
Class F	2,228
Total	27,440
Class 529-A	812
Class 529-B	22
Class 529-C	136
Class 529-E	41
Class 529-F	87
Class R-1	240
Class R-2	103
Class R-3	167
Class R-4	5
Class R-5	440
Total	29,493

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.99
Class B	$9.99
Class C	$9.99
Class F	$9.99
Class 529-A	$9.99
Class 529-B	$9.99
Class 529-C	$9.99
Class 529-E	$9.99
Class 529-F	$9.99
Class R-1	$9.99
Class R-2	$9.99
Class R-3	$9.99
Class R-4	$9.99
Class R-5	$9.99